Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-157174, 333-44513, and 333-114332) and Form S-8 (Nos. 33-54994, 33-80162, 333-31138, 333-54980, and 333-83392) of our report dated September 27, 2021, related to the consolidated financial statements of Escalon Medical Corp. and Subsidiaries (the “Company”) as of June 30, 2021 and 2020, and for the years then ended included in this Annual Report on Form 10-K for the year ended June 30, 2021. It should be noted that we have not audited any financial statements of the Company subsequent to June 30, 2021, or performed any audit procedures subsequent to the date of our report.

/s/ Friedman LLP

Marlton, New Jersey
September 27, 2021